EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 30, 2020 relating to the consolidated financial statements of 1st Franklin Financial Corporation appearing in Exhibit 13 to the Annual Report on Form 10-K of 1st Franklin Financial Corporation for the year ended December 31, 2019 (“2019 Form 10-K”) and incorporated by reference into the 2019 Form 10-K, and our audit report dated March 30, 2020 relating to the financial statement schedule of 1st Franklin Financial Corporation appearing in the 2019 Form 10-K, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

April 10, 2020